EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

     Our fiscal year consists of 12 months ending on the last Saturday on or prior to December 31.


                                                                          Fiscal Year
                                                ----------------------------------------------------------------------------
                                                   1997        1998         1999         2000         2001         2001*
                                                -----------  ----------  ------------ ------------ ------------ ------------
                                                                     (dollars in thousands)
Income before income taxes, minority
   interests, earnings from equity
   investments and extraordinary item            $22,219     $35,832     $30,663      $26,085      $69,479       $77,351

Dividends received from equity investments           773         681         815

Fixed Charges:
   Interest expense and amortization
      of debt discount and deferred
      financing costs                                501         421      12,789       40,691       22,797        14,925
   Appropriate portion (1/3) of rental
      expense                                      1,037       1,091       1,484        1,975        3,348         3,348
                                                ------------------------------------------------------------------------

Total earnings                                   $24,530     $38,025     $45,751      $68,751      $95,624       $95,624
                                                ========================================================================
Total fixed charges                              $ 1,538     $ 1,512     $14,273      $42,666      $26,145       $18,273
                                                ========================================================================
Ratio of earnings to fixed charges                 15.9x       25.1x        3.2x         1.6x         3.7x          5.2x
                                                ------------------------------------------------------------------------


     * Pro Forma - Pro forma calculation includes a $7,872,000 adjustment for the estimated net decrease in interest expense and amortization of debt discount and deferred financing costs as a result of the application of a portion of the net proceeds from the private placement of the convertible debentures to retire all of our 13.50% senior subordinated notes.